CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS (*****) DENOTE SUCH OMISSION.

EXHIBIT 10.3

HAIR FANTASTIQUE

AVALON 8

DIRECT MARKETING ORDER MANAGEMENT, FULFILLMENT, AND CUSTOMER SUPPORT PROPOSAL

December 28, 2006

Prepared for:
John Mitchell
Avalon 7, Inc.
16 E. 40th Street, 13th Floor
New York, NY 10016
212-867-1370
jmitchell@slimcoffee.com
john@shustergrp.com

Prepared By:
Randy Pulling
3PL WORLDWIDE, Inc.
500 Bic Drive, Building 4
Milford, CT 06461 USA
Tel: 888-456-1940 x 7130
Fax: 203-878-4632
rpulling@3plworldwide.com

3PL WORLDWIDE

3RD PARTY LOGISTICS FOR DIRECT MARKETING SUCCESS

[redacted]

3PL Worldwide, Inc., (formerly Promotion Marketing Systems, Inc.), established in 1983, is a leading provider of comprehensive promotion, marketing, and direct response support services. Our capabilities encompass all components of the complete order processing cycle including, but not limited to direct response order processing, web-enabled transaction processing, payment processing, secured warehousing, logistics management and fulfillment, database management, and multi-channel customer service contact management.

Our client base includes a cross-section of organizations from industries such as Telecommunications, Financial, Healthcare, Consumer Products, Non-Profit, Beverages, Direct Response, Entertainment, and Sports. Our experience gleaned from 20 years of successful marketing execution brings a "consumer-centric" focus to all projects utilizing our fully integrated back-end system. For all projects, whether B2C, B2B, or direct-to-consumer one-time or recurring transaction/continuity based offers, we are committed to maximizing our client's results. To us, the role we play is the critical follow-through of the "promise" you have made with your customers to deliver what they ordered, in the timeframe stated, in a manner that meets and exceeds their expectations.

From an administrative and operational perspective we clearly understand the nature of processing and fulfilling all types of direct to consumer and recurring transaction programs and the nature of customer service contacts that follow. We have played a vital role in many successful single offer, continuity, membership, auto-ship, subscription, and multi-pay offers. 3PL provides business-critical operational support to companies looking to improve the consistency of their acquisition channels and personalization of their customers' experience. Clients that partner with 3PL have instant access to our integrated infrastructure which can facilitate significant growth and access to a wide range of integrated technologies. They also take advantage of our relevant experience managing programs generating millions of unique customer orders through our highly developed and secure data processing, database management, fulfillment, and customer service units.

We are in the midst of a very exciting time with the convergence of media and communication technologies. 3PL strives to stay in front of emerging technologies and incorporate them into our existing systems when they are economically and systematically sound business decisions. We feel this is a major contributing factor to 3PL acting not only as a vendor but a true direct marketing consultant. We look forward to your careful review of this proposal and your formal consideration of 3PL as your marketing operations partner.

[redacted]

Avalon 7, Inc., a newly formed Nevada corporation, is looking to source fulfillment operations for their natural hair products for the treatment of all types of hair loss. The branded line of products, Avalon 8, is a natural hair growth solution, and will be offered to consumers in the U.S. via direct response radio, print, and online medias beginning January, 2007. The consumer offer is expected to include initial one-time transactions as well as upsells to continuity/autos-ship offers.

The challenge faced now is to support the resulting ramp-up of consumer sales growth and related operational touch points. In this light, Avalon 7 is looking to outsource business processes to 3PL to provide post-sale order management, inventory management of direct-to-consumer media channels, B2C product fulfillment, full-featured customer services, and returns processing: Each integrated operation to be scaleable to the demands of Avalon 8 order volumes.

3PL is submitting this proposal to provide complete, integrated, direct response fulfillment services including multi-channel order import and merchant account payment processing, customer database administration, fulfillment services, returns processing (credit files), and inventory management. 3PL looks forward to providing complete management visibility throughout each phase of the project via our online, real-time, report structure. To support the sales process, 3PL will link with and load all orders from offline and online media channels including call center(s) through customary file transfers; process for

merchant account authorization/settlement via the clients account, load each record to a client-specific database, process for fulfillment, and complete throughput of fulfillment files of orders ready for shipment. Additional channel distribution such as wholesale/retail will be estimated as requested.

Additionally, we will provide multi-channel inbound Live Agent/IVR/e-CRM customer care in our existing customer service center and report on all contact activities taking place. We will work in conjunction with Avalon 7 to develop appropriate CRM guidelines and business rules, up to and including effective customer retention and win-back strategies aimed at maximizing possible recurring transaction revenues. This process will be reviewed and amended as necessary to ensure a high quality of program support.

[redacted]

The successful launch of a sustained "post-sale" operation requires a considerable investment of time and resources as the specifications of the Avalon 8 project is meshed with the software, communications, and fulfillment operations of 3PL. We understand our role in your marketing mix and of your investment in this process. The fees assessed in this area are only a partial representation of the true costs of implementing a client's program. To set up the programs initially we will:

- Develop a Client specific database
- Set up Inventory Management system in our distribution center(s)
- Establish channel-specific operating rules
- Program for client-specific transactions processing cycles
- Establish data link with all sales/order channel (call center(s), web host, etc.)
- Enter Product Codes into database
- Set up data links with merchant processor
- Establish inbound toll-free Customer Service lines into 3PL
- Set up CSR screens / Train Call Center personnel
- Set up merchant account file transfers
- Set up fulfillment throughput routines for new order cycles and continuity order cycles.
- Set up online, client approved, report formats. **(Note: Changes to programming or reporting subject to surcharges.)**

[redacted]

3PL is well versed in working with multiple vendors including most call centers and merchant account processors. Typically, when handling payment transactions (credit cards, checks, electronic funds) B2C order files will come to us from a system of file transfers, or intrips, for any and all media sources. Files may be uploaded to a pre-assigned, client specific, FTP site managed by 3PL. An auto-loader then sweeps the files from the FTP site and loads them onto 3PL's database. Typically we will load orders at periodic intervals specified by you. Once loaded the files are processed for duplicates, MOD 10, and any validation required by Client. Each intrip is batch coded for processing control. The file layout for order records typically utilizes a fixed length, ASCII text layout, with specific character positions for these fields:

- Customer name/address/city/state/zip
- Media code
- Product code/quantity/pay class
- Credit card/expiration date
- Order date/phone number
- Payment method

[redacted]

One of the cornerstones of an efficient and profitable direct response project is customer services. Our comprehensive call centers are designed to handle program inquiries, member retention, usage questions, order tracking, handle returns, exchanges, enter orders and re-orders, and up-sell when required. We are experts in administering contact solutions for recurring transaction offers and typically drive retention (save) revenue to our clients' bottom line by employing intuitive "win-back" missions with each project.

We utilize skill-based CSR training for all assignments. Currently we blend multi-channel contact systems, including Live Agent, Interactive Voice Response, and e-CRM) in support of a majority of campaigns and support this process through a high-end software program from Siemens called HiPath ProCenter.

Our CSR's also issue refund requests, instigate tracers and claims for shipments, issue delay notices, initiate chargeback investigation, and perform specific client requests. We provide the option of incorporating a combination of Live Agent, Interactive Voice Response, and e-CRM, on your customer service lines. Our IVR system automates inbound customer service calls in a prompt and economical manner for both the customer and the client. Our advanced IVR integrates customer requests through extensive phone and database capabilities including a comprehensive reporting system that can tract any number of function/task boxes. This system is fully integrated allowing immediate retrieval of the caller's record and database updating. The option to transfer to a live Customer Service Representative is available at any time during the call process and may be customized to match your business needs.

We currently have a combined 65 CSR positions in our facilities. We employ full time Call Center Trainers who work with CSR's and supervisors to reinforce ongoing training goals on a daily basis. Our call center deploys seven (7) T-1 lines allowing for multiple lines/DNIS to be assigned. Our system features built-in hunt groups to route calls to assigned seats. Projects within our customer service unit enjoy the flexibility of a semi-dedicated or fully dedicated staff. All agent positions are pc based, with web access, with digital phones converting DNIS to English Language. We support live and remote monitoring.

As an option our clients may opt for our web-enable email and live chat technology to interact with consumers in real time. Through our T-1 lines, this technology is helpful when one line in available in a household for connection to the Internet. The consumer is able to continue to navigate through your website and chat online simultaneously.

[redacted]

One of 3PL's strength's lies beyond order processing and fulfillment. We are committed to supplying information and data to our clients so they can better manage their business channels. All of our programming is pre-written in-house by our staff of programmers to run on one of our two operating systems... UNIX or Ecometry operating system with multiple servers. We routinely process files in excess of 100,000 records with the ability to handle files of over 500,000 transactions throughput in the same day. In addition we've processed over 7 million transactions during the last 12 months Y-T-D. During this time we've maintained active databases in excess of 3 million records while handling an average of 250,000 customer service calls each month.

We are well positioned to offer a range of services and reporting formats. 3PL offers complete management visibility at every stage of the project via our real-time, web-based, reporting site. Our clients may choose from a menu of standard report formats available on-line through a protected login/password browser environment: Order by Source; Sales/Deposits by Product; Deposits by Pay Class; Inventory Transaction Summary; Continuity Tracking; Pending Orders; Order Shipment Status; Order Load Status (records attempted, records loaded, error records); Orders by Media Code; and Customer Service Call Detail including Call Activity/Call Intervals/ ASA/ Call Length/ and Call Abandonment.

Additionally, 3PL's web server makes the electronic exchange of information possible. Clients and vendors may connect to our server, check the status of inventory positions, order files, review processing data, and upload data for use at their facilities. Through the use of 3PL's technology, critical client/customer/program information is available through a User Name/Password protected browser environment. Once an ADMIN User has gained approved access through our servers, they have the ability to schedule, maneuver, and read data based on their level of authorization. Although data reporting is specific to each client engagement, there are certain reports that are attractive to most direct marketing programs such as Sales; by Date; by Transaction Type; Credit Card Approvals/ Declines; Transactions by State; and Inventory Status.

[redacted]

3PL's fulfillment and DC production capabilities are fully scaleable to the demands of our clients order volume. Our multiple production facilities, bi-coastal distribution flexibility, (CT and CA locations), warehouse management system, and multiple production shifts/staffing capabilities enable us to accommodate a high/low range of cyclical order volumes.

We will receive in all merchandise, accept authorized carriers into our loading docks, off-load all deliveries, and check pallet and master cartons counts against packing slips. All inbound deliveries are scanned by our wireless RF scanners on the receiving floor, whenever possible. A receiving report/confirmation will be prepared and input into our warehouse management system. The 3PL inventory process registers each product SKU with its own individual storage location. Specific Client storage positions include racking and shelving for bin storage and "zone" picking. As orders are received, inventory is allocated and auto-deducted from available status, packaging is prepared, orders are manifested, labels are generated, items are sorted, packed and shipped. Our typical turnaround time for authorized orders is 24 to 48 hours (provided items are in-stock). Fulfillment pick/pack production lines will be staged and run based upon Client specific processing cycles.

Packing and shipping materials will be secured and stored either by 3PL or you, if you prefer. Typically, shipping containers (cartons/bags/wrap) are included with each inventory report. Outbound address labels will house all ship-to information along with ship method, indicia, ship method bar-coding, return address (3PL return address with Client name in line 1), product code, product quantity, and if required parcel sequence. The shipping method is determined primarily by parcel weight and Client shipping/handling budget. We utilize all parcel delivery options including all rate classes of the USPS, UPS, FedEx, consolidators, and common carriers.

Product returns (reverse logistics) are managed and processed as carefully as outbound shipments. Wherever possible, label information is scanned, the merchandise is dispositions and returned to active inventory if possible. The master database is auto-updated and returns requesting re-shipments are processed on the next scheduled out-trip, and returns requesting credits are processed with the next batch.

[redacted]

3PL will assign an Account Manager with overall responsibility for the projects performance. Ongoing communication with our account team will ensure that our services are rendered in a timely and complete manner. Your Account Manager will regularly meet with your Management/Execution team to coordinate delivery of all services, review performance, manage all aspects of 3PL's allocation of resources, and serve as the primary interface with Avalon 7. *We staff experienced and dedicated account service personnel with* particular expertise in recurring transaction programs. Your initial communication during the set-up phase may include team members from our Operations, Systems, as well as our Account Management departments.

3PL will install additional network facilities and allocate additional resources as may be mutually determined by both parties should either of the following situations occur:

- 3PL falls below the minimum grade of service for more than one week, or
- Client order volumes exceed 120% of forecasted weekly total.
- In the event of an interruption to 3PL's physical warehouse operations, 3PL provides the flexibility of secondary warehouse locations to continue fulfillment operations within 48 hours or within the period of time needed for merchandise replenishment.

[redacted]

HEADQUARTERS:
500 Bic Drive, Building 4
Milford, CT 06461

PH: 888-456-1940
FX: 203-878-4632

CONTACT:
Randy Pulling
Vice President, Business Development

rpulling@3plworldwide.com
888-456-1940 x 7130

FACILITY PROFILE:

NUMBER OF FACILITIES	2
TOTAL SQUARE FEET	230,000
OFFICE HOURS	8:30 am – 4:30 pm EST
CS CALL CENTER HOURS OF OPERATION	9:00am – 9:00pm, M-F, EST
CALL CENTER SOFTWARE	Siemens HiPath ProCenter
TOTAL FULL TIME EMPLOYEES	70
TEMPORARY PERSONNEL	Varies – up to 75
DATABASE / OPERATING SYSTEM	-Universe relational database management software – UNIX OS -Ecometry
COMMUNICATIONS	5 T – 1 lines
CUSTOMER SERVICE LEVELS	Inbound phone, fully integrated IVR, email and e-CRM
FACILITY STORAGE	Main –150,000 s.f. storage and production space. Secondary – 80,000 s.f. storage
NUMBER OF LOADING DOCKS:	Main facility – 14 Second facility – 4
PALLET REQUIREMENTS	40 x 48" wood pallets, 2500 lb. Limit, 58" height limit, materials securely strapped, banded, or stretch wrapped to pallet.
FACILITY TEMPERATURE	68 F
FACILITY SECURITY SYSTEM	24 hour closed circuit camera monitoring/recording system. Alarm on-line with local police and fire departments.
SECURITY CAGE AREA:	Yes
STACKING CAPABILITIES:	Yes

[redacted]

PROGRAM DEVELOPMENT:

- ONE-TIME PROGRAM DEVELOPMENT/SET UP FEE.................... (*****)
  (Database set up/Data file transfers/ Merchant Account set up/Data import links with acquisition channels/ WMS-inventory set up/ Customer Service set up – lines, CCIS screens, scripts, training/ Reporting set up.)
- ONE-MONTH SERVICE ADVANCE.................... (*****)
  (To be escrowed for 90 days.)
- ONLINE CUSTOMER ORDER TRACKING SITE.................... (*****)

ONGOING CONSUMER ORDER PROCESSING AND FULFILLMENT:

- PRIMARY ORDER PICK/PACKFULFILLMENT.................... (*****)
  - ❑ OVER 15,000 ORDERS PER MONTH.................... (*****)
- AUTO-SHIP PICK/PACK FULFILLMENT.................... (*****)
  - ❑ OVER 15,000 ORDERS PER MONTH.................... (*****)
- OVER FIVE ITEMS .... (*****)
- MAIL-IN CHECK ORDERS.................... (*****)
- RETURNS PROCESSING.................... (*****)
- PACKING SLIPS.................... (*****)
- CANADIAN ORDERS.................... (*****)
- INTERNATIONAL ORDERS .... (*****)
- BACKORDER NOTICES.................... (*****)

(*****)

INBOUND MULTI-CHANNEL CUSTOMER SERVICE/ CUSTOMER CARE:

- IVR CALL MINUTE.................... (*****)
- LIVE AGENT CALL MINUTE.................... (*****)
- EMAIL CRM .... (*****)
- BI-LINGUAL / OFF-HOURS.................... (*****)
  (Please note: All inbound lines and related phone charges will be the responsibility of client.) (*****)

COMMON CHARGES:

- MONTHLY INVENTORY MANAGEMENT/STORAGE.................... (*****)
  - No storage charges during first 60 days from date of initial receipt.
- MATERIALS AND POSTAGE.................... (*****)
- RECEIVING FLOOR LOADED CONTAINERS:
  - 20 FT CONTAINER.................... (*****)
  - 40 FT CONTAINER.................... (*****)
- MONTHLY PROGRAM MINIMUM:
  - MONTH ONE.................... (*****)
  - MONTH TWO.................... (*****)
  - MONTHLY THEREAFTER.................... (*****)
- RECEIVING PALLETIZED MERCHANDISE.................... (*****)
- CLIENT SERVICES/ACCOUNT MANAGEMENT.................... (*****)
  (Includes file transmissions; physical inspections; re-packing; refunds; tracking; chargeback investigations, CSR training; CS white mail processing; call-backs; re-furbs; rush shipments; re-stocks; any special requests; orders non-conforming to manifest fulfillment files.)
- PROGRAMMING/ SPECIAL CLIENT REQUESTS.................... (*****)
  (Includes existing database conversion and any programming change requests after launch)

FULL TERMS AND CONDITIONS ON FOLLOWING PAGE
ALL ESTIMATES IN U.S. DOLLARS

3PL WORLDWIDE

3RD PARTY LOGISTICS FOR DIRECT MARKETING SUCCESS

CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS (*****) DENOTE SUCH OMISSION.

[redacted]

STANDARD TERMS AND CONDITIONS

The following Terms and Conditions apply to the submitted proposal(s). Acceptance of any submitted 3PL proposal places the Terms and Conditions into full force and effect.

1. 3PL's proposal pricing is valid for a period of (60) days from the date of presentation.
2. Funds for postage and freight shall be pre-paid by client. Canada, Alaska, Hawaii, and Puerto Rico shipments are subject to additional handling fees. Client shall pay an advance in the amount necessary to cover expected postage cost for the first 30 days of the contract. This advance shall be held by 3PL and applied to postage expenses as they are incurred. All actual postage charges incurred will be invoiced on the next billing cycle. If the advance is not used to pay client's postage expenses during the term of the agreement, it shall be returned to the client at the end of the term. All other out-of-pocket expenses including, but not limited to, materials, special forms, messenger charges, or other expenditures which 3PL incurs on client's behalf shall be paid by client within 15 days of client's receipt of invoice from 3PL for the charges.
3. Payment Terms: Net 10 days from the date of the invoice. Invoices will be emailed and/or sent overnight courier, with complete backup. Wiring instructions will be provided if requested and payments must be wired and received into 3PL's account within 10 days from date of invoice. Accounts past due will be placed on a cash only basis and will not be reopened until all items and service charges have been paid. If, in 3PL's judgment, it becomes necessary to place your account on a cash basis, this should not be construed as a derogatory action. 3PL reserves the right to discontinue services if the account is past due.
4. Sales tax (product/shipping & handling) must be collected for every state in which you have a physical presence or nexus. CT is excluded pursuant to Connecticut Gen. Stat. 12-407 (15), 12-407c.
5. 3PL will not be liable for its failure to perform or for any delay in performance due to natural causes, strikes, wars, Acts of God, fires, floods, changes in law, or other causes outside its control, nor for the performance of the USPS, UPS, FedEx, or any outside freight/postage delivery service, nor for the performance of AT&T or any other phone carrier or reseller.
6. A physical receiving report will be submitted upon receipt of inbound deliveries. A 20% verification will be performed on collateral materials, shipping containers, and merchandise, if requested. Hourly rates apply. Receiving hours are Monday through Friday 8:30 am to 3:30 pm and by appointment only. Any deliveries made outside of standard delivery hours or without an appointment will be subject to an overtime charge.
7. 3PL shall maintain a comprehensive electronic inventory database for control of all merchandise stored at our facility. 3PL will use the highest standards, in relation to industry standards, in the handling and care of all client merchandise. Any shrinkage, due to loss damage or otherwise, shall be communicated to the client immediately upon becoming aware of it. 3PL and the client acknowledge that one-half of one percent shrinkage, of throughput, will be allowable on an annualized basis.
8. Consumer requests for refund credits must be processed within seven (7) business days of receipt of request.
9. Any domestic order delayed beyond its stated delivery time will be sent an FTC mandated notification allowing the customer the option to cancel their order.
10. Inbound toll-free phone numbers for Customer Service may be provided by either 3PL or client. If provided by 3PL, and at client's request, 3PL agrees to transfer ownership of such line as part of a successful termination/exit process.
11. 3PL customer services include, but are not limited to, verification of claims, order status, re-ships, processing of returns and credits, re-stocks, clerical and administration, material receiving, tracers, issuing call tags, delay notices, rush orders, exchanges, stop shipments, charge back investigation, and special client requests.
12. Exit agreements may be presented, for any reason, in writing by either party with 60-day termination notice from the date of receipt Either party may terminate this agreement at any time if the other party becomes insolvent, goes out of business, permits the appointment of a receiver for its business, or becomes subject to any proceeding under the Federal Bankruptcy Act or any other stature of any state relating to insolvency or the protection of rights or creditors, or is unable to pay its debts in the normal cause of business. All client materials and data may be retrieved upon receipt of payment for all 3PL invoices.

13. 3PL agrees to hold all client information and procedures as strictly confidential and shall not disclose its relationship with client to any outside organization or individual except in the normal course of performing its obligations. 3PL acknowledges all information obtained from customers is and shall remain the property of client.
14. In such an event as the client defaults in its obligation to 3PL, including exceeding payment terms of net 10 days, 3PL shall have the right to discontinue further services to Client.
15. Authorization in any form to utilize 3PL's services (i.e. purchase order, written instructions, and/or receipt of materials or components necessary to process a project) will be considered and interpreted as acceptance of attached proposal and these Terms and Conditions.
16. This agreement constitutes an annual contract rate period renewable at each 12 month anniversary date.
17. Any dispute of charges must be made to 3PL Account Representative prior to due date.
18. This agreement shall be governed by and interpreted according to the laws of the State of Connecticut.

ACCEPTED BY AVALON 7, INC.

[signature]

NAME

12/26/06

DATE

BY 3PL WORLDWIDE, INC.

[signature]

NAME

12/28/06

DATE

3PL WORLDWIDE

3RD PARTY LOGISTICS FOR DIRECT MARKETING SUCCESS